Exhibit 10.3

LEASE

Landlord:

Farley White Aetna Mills, LLC

Tenant:

Mimecast North America, Inc.

Date of Lease: As of November 12, 2012

Article X - MISCELLANEOUS		28
10.1	Representations by Tenant	28
10.2	Notices	28
10.3	No Waiver or Oral Modification	28
10.4	Partial Invalidity	28
10.5	Certain Landlord Remedies	28
10.6	Tenant’s Estoppel Certificate	29
10.7	Waiver of Subrogation	29
10.8	All Agreements; No Representations	29
10.9	Brokerage	29
10.10	Successors and Assigns	30
10.11	Construction of Document	30
10.12	Disputes Provisions	30
10.13	Surrender	30
10.14	Holdover	30
10.15	Late Payment	30
10.16	Force Majeure	31
10.17	Limitation On Liability	31
10.18	Submission Not An Option	32
10.19	Security Deposit	32
10.20	Evidence of Authority	33
10.21	Right of First Offer	33
10.22	Expansion Space	34
10.23	Option to Extend	35
10.24	Intentionally Omitted	35
10.25	Notice of Lease	35

EXHIBITS

There are attached hereto and incorporated as part of this Lease:

EXHIBIT A - Plan of Property, including Layout Plan Showing Removal of Land from Property

EXHIBIT A-1 - Plan of Premises

EXHIBIT B - Description of Base Building Work

EXHIBIT C - Cleaning Services

EXHIBIT D - Subordination, Non-Disturbance and Attornment Agreement

EXHIBIT E - Plan Showing Tenant’s Entrance Signage

EXHIBIT F - Expansion Rights of Existing Tenants

EXHIBIT G - Plan Showing Initial Tenant Improvements

ii

ARTICLE I - DEMISING CLAUSE AND DEFINED TERMS

1.1 Demising Clause. This lease (the “Lease”) is made and entered into by and between the Landlord and the Tenant, as defined below, as of the date of this Lease (“Effective Date”). In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as defined below, on all of the terms and conditions set forth herein.

1.2 Defined Terms. The terms listed below shall have the following meanings throughout this Lease;

(a) “LANDLORD”: Farley White Aetna Mills, LLC, a Massachusetts limited liability company

(b) “LANDLORD’S ADDRESS”: c/o Farley White Management Company, 155 Federal Street, 18th Floor, Boston, MA 02110.

(c) “TENANT”: Mimecast North America, Inc., a Delaware corporation.

(d) “TENANT’S ADDRESS”: Prior to the Commencement Date: 203 Crescent Street, Suite 303, Waltham, Massachusetts 02453. After the Commencement Date: 480 Pleasant Street, Watertown, Massachusetts 02472.

(e) “BUILDING”: The 195,423 RSF building located at 480 Pleasant Street, Watertown, Massachusetts.

(f) “PROPERTY”: The Building and the legal parcels on which it is situated having the address of 480 Pleasant Street, 452 Pleasant Street, 5 Bridge Street, 525 Pleasant Street, 541 Pleasant Street and 76 Stanley Avenue, Watertown, Massachusetts, as shown on as shown on Exhibit A.

(g) “PREMISES”: The portion of the First Floor and Mezzanine Level of the Building known as Suite C-10 and as shown on Exhibit A-1.

(h) “RENTABLE SQUARE FEET IN THE PREMISES”: Approximately 33,669 Rentable Square Feet (RSF),

(i) “TENANT’S PERCENTAGE”: 17.23% which is based on the 33,669 Rentable Square Feet (RSF) the Premises over the total RSF of the Building and shall be adjusted if the RSF of the Building shall increase or decrease.

(j) “SCHEDULED COMMENCEMENT DATE”; May 1, 2013

(k) “TERM”: The period beginning on the Commencement Date (as defined in Section 2.2(a) of the Lease) and ending on the fifteenth (15th) day of the 89th full calendar month after the Commencement Date.

(l) “RENT COMMENCEMENT DATE”: The Commencement Date.

(m) “BASE RENT”:

Lease Year 1:	First four and one-half (4 ‘A) months:
$28,783,71 per month ($20,50 per RSF based on 16,849 RSF)
Last seven and one-half (7 ‘A) months:
	$690,214.50 per annum;	$57,517.88 per month;	$20.50 per RSF;
Lease Year 2:	$723,883.50 per annum;	$60,323,63 per month;	$21,50 per RSF;
Lease Year 3:	$757,552,50 per annum;	$63,129,38 per month;	$22.50 per RSF;
Lease Year 4:	$791,221,50 per annum;	$65,935,13 per month;	$23.50 per RSF;
Lease Year 5:	$824,890,50 per annum;	$68,740.88 per month;	$24.50 per RSF;
Lease Year 6:	$858,559,50 per annum;	$71,546,63 per month;	$25.50 per RSF;
Lease Year 7:	$892,228.50 per annum;	$74,352.38 per month;	$26,50 per RSF; and
Thereafter until the expiration of the original Term; $77,158.13 per month ($27,50 per RSF)

(n) “LEASE YEAR”; Each successive 365-day period during the Term, commencing on the Rent Commencement Date.

(o) “OPERATING EXPENSE BASE”: The Operating Expenses allocable to the Property during calendar year 2013.

(p) “REAL ESTATE TAX EXPENSE BASE”: The greater of; (i) the Taxes allocable to the Properly during tax fiscal year 2014; and (ii) ^459,244.

(q) “PERMITTED USES”: General office purposes.

(r) “BROKER(S)”: Jones Lang LaSalle and Cassidy Turley FHO

(s) “SECURITY DEPOSIT”; $400,000.00 Letter of Credit due upon Lease signing, in accordance with and subject to the terms and conditions of Section 10.19 hereof.

ARTICLE II - PREMISES AND TERM

2.1 The Premises, Common Areas and Parking.

(a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. The Premises leased hereby are comprised of the space shown on Exhibit A-1. The Premises extend from the top surface of the subfloor to the bottom surface of the ceiling, but do not include exterior walls (except the interior face thereof) and exterior window glass, anything beyond the interior face of demising walls, and pipes, ducts, conduits, wires and fixtures serving other parts of the Building; provided, however, that Tenant shall have the right to use the space, if any, between the top surface of the ceiling and the bottom surface of the floor slab of the floor above such ceiling, and to drill into the floor slab of any floor encompassed within the Premises, all for the purpose of installing ducts, cables and conduits, so long as (i) Tenant obtains the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed); and (ii) such installation does not interfere with the Building systems and with the quiet enjoyment of other tenants in the Building.

(b) Tenant shall have the right to use the Common Areas in common with other tenants, The Common Areas include the Building’s common lobbies, corridors, stairways, and elevators necessary for access to the Premises, and the common walkways and driveways necessary for access to the Building, the common toilets, corridors and elevator lobbies of any multi-tenant floor, and the parking area for the Building, All use of the Common Areas shall be subject to the reasonable rules and regulations of Landlord generally applicable to all tenants of the Building from time to time.

(c) The parking areas serving the Building are located on the south and north side of Pleasant Street, Tenant shall have the right to use 118 surface parking spaces (based on a ratio of 3.5 spaces per 1,000 RSF leased) on an unreserved, first-come-first-served, non-exclusive basis, of which 25 spaces shall be allocated to the lower lot located on the south side of Pleasant Street (‘‘Lower Lot”) and 93 spaces allocated to the upper lot located on the north side of Pleasant Street (“Upper Lot”‘). Tenant acknowledges that the parking spaces shall be used solely for Tenant’s employees and visitors. The Lower Lot will be operated pursuant to a sticker program, Tenant may elect to have the stickers transferred to rotating employees or visitors to the Building. Landlord reserves the right from time to time to implement alternative parking access programs, including, without limitation, an access card system, to operate the Lower Lot and Upper Lot and to impose reasonable, non-discriminatory rules and regulations from time to time to govern the operation of all of the parking on the Property. It is understood that Landlord shall not be responsible for policing any parking areas. Tenant shall reasonably cooperate with Landlord to assure that Tenant and its employees and visitors observe all reasonable parking regulations established by Landlord from time to time and to assure that Tenant and its employees and visitors do not use more parking spaces than the number of parking spaces provided to Tenant hereunder. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Effective Date.

(d) Landlord reserves the right, at any time and from time to time: (i) to change the name and street address of the Building; (ii) to grant, modify and terminate easements and other encumbrances, (iii) to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas; (iv) to designate and change from time to time areas of the Property and facilities so to be used, as it may reasonably deem necessary or desirable, provided, however, in each case, that there be no material obstruction of access to or egress from, or material interference with the use or enjoyment of the Premises. Landlord may at airy time or from time to time, without Tenant’s consent, construct additional improvements in all or any part of the Property, including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease and that the exercise of such rights does not reduce the parking spaces available to Tenant as set forth in Subsection (c) or interfere with Tenant’s use and enjoyment of the Premises. Notwithstanding the foregoing, Landlord may deduct from the Property without Tenant’s consent or condition that parcel of land shown as Parcel A on the plan entitled “Updated Site Layout October 2012,” prepared by DeVellis Zrein Inc., dated June 16, 2011, and/or an approximately 65 foot wide parcel of land located along the most northerly boundary of the

Property, as shown on as shown on Exhibit A. Landlord also reserves the right to voluntarily deregister portions of the Property located in the Upper Lot from the land registration system pursuant to Massachusetts General Laws Chapter 185, Section 52. Tenant hereby consents to such deregistration and upon Landlord’s request agrees to sign an assent to such deregistration.

2.2 Term.

(a) Both parties shall be bound by all the terms of this Lease as of the Effective Date. The Term shall begin on the Commencement Date, and shall continue for the length of the Term set forth in Section 1.2 unless sooner terminated as hereinafter provided. The Commencement Date shall be the later of; 1) the Scheduled Commencement Date; or, 2) the date the Premises are Ready for Occupancy, However, if the Tenant occupies any portion of the Premises for conduct of business, the Commencement Date shall be immediate upon such occupancy, The Premises shall be Ready for Occupancy when construction of the Leasehold Improvements is substantially complete in accordance with the final plans and specifications pursuant to Section 4.2, subject only to punch list items approved by Tenant pursuant to Section 4.2 below and the Town of Watertown issues a temporary certificate of occupancy, or if not applicable, then the architect issues a certificate of substantial completion subject to the completion of any punch list items as set forth in Section 4.2.

(b) Landlord shall use reasonable efforts to have the Premises Ready for Occupancy on the Scheduled Commencement Date. If the Premises are not Ready for Occupancy on the Scheduled Commencement Date, Landlord shall not be subject to any liability for such failure, and such failure shall not affect the validity of this Lease, but Tenant shall not be liable for any rent until the Rent Commencement Date, However, if the Premises are not Ready for Occupancy due to Tenant Delay (as hereinafter defined), then the Rent Commencement Date shall be the date the Premises would have been Ready for Occupancy except for such Tenant Delay, as reasonably determined by Landlord, If the Premises are not Ready for Occupancy on or before June 14, 2013, Tenant shall receive a rent credit equal to the per diem rent multiplied by the number of days after June 14, 2033 until the date on which the Premises are Ready for Occupancy, except that said June 14, 2013 date shall be extended by the aggregate number of days of delays caused by Force Majeure and Tenant Delay.

(c) The following delays are herein referred to collectively and individually as “Tenant Delay”:

(i) any request by Tenant that Landlord delay the commencement, continuance or completion of the Initial Work;

(ii) the failure by Tenant to achieve final approved Plans in accordance with Section 4.1(a) and any change by Tenant to any of the Plans after initial approval thereof by Tenant;

(iii) any other act or omission by Tenant or its agents or independent contractors that continues for more than 3 business days after written notice from Landlord;

(iv) any special requirement of the Plans not in accordance with Landlord’s building standard, provided that Landlord has notified Tenant in advance of the estimated delay attributable to such requirements; or

(v) any reasonably necessary displacement of any of the Initial Work from its place in the construction schedule resulting from any of the causes for delay referred to in this Subsection and the fitting of such Initial Work back into such construction schedule.

(d) Within fifteen (15) days of the date the Commencement Date has been established, Landlord and Tenant shall confirm the Commencement Date by mutually executing a certificate of commencement in a form to be prepared by Landlord.

ARTICLE III - RENT

3.1 Base Rent.

(a) Beginning on the Rent Commencement Date, Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term, For any partial month at the beginning or end of the Term, Tenant shall pay a proportional share of the amount that would be due for a full month, and with respect to a partial month at the beginning of the Term, Tenant shall pay such proportional share on the Commencement Date. In addition to the Base Rent, Tenant shall pay all additional rent and rental adjustments provided herein at the times set forth herein, or if no time for payment is specified, then payment shall be made within thirty (30) days after Tenant’s receipt of an invoice from Landlord or another billing authority. All payments shall be made to Landlord at Landlord’s Address or such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset except as may be specifically set forth herein, Tenant shall not pay, and Landlord shall not accept, any rental payment more than one month in advance, All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purpose of this Lease, and the words “rent” or “Rent” as used in this Lease shall mean both Base Rent and such additional rent unless the context specifically or clearly indicates that only the Base Rent is referenced.

3.2 Adjustment for Operating Expenses.

(a) Tenant shall pay, as additional rent, for each Fiscal Year during the Term: (x) the excess of (i) Tenant’s Percentage of the total Operating Expenses for the Property for that Fiscal Year over (ii) the Operating Expense Base; and (y) the excess of (i) Tenant’s Percentage of the total Taxes for the Property for that Fiscal Year over (ii) the Real Estate Tax Expense Base (collectively, “Tenant’s Share of Expenses”), For any partial Fiscal Year at the beginning or end of the Term, Tenant’s Share of Expenses shall be adjusted proportionately for the part of the Fiscal Year falling within the Term. Tenant’s Percentage may be reduced if the Property is changed or reconfigured, but shall in all cases not exceed the percentage that the Rentable Square Feet in the Premises bears to the total rentable square footage in the Property, calculated on a consistent basis, In addition, Tenant shall pay, as additional rent, one hundred percent (100%) of any increase in Taxes not otherwise billed to Tenant which are expressly allocated by the taxing authority to any alteration, addition or improvement to the Premises that is made by or on behalf of Tenant, other than the Leasehold Improvements.

(b) Before each Fiscal Year, Landlord shall give Tenant a reasonable estimate of the expected Operating Expenses and Taxes for the Property for the coming Fiscal Year (excluding Landlord’s cost for services provided during Non-Business Hours), and a calculation of the estimated amount of Tenant’s Share of Expenses, Tenant shall pay one-twelfth of the estimated amount of Tenant’s Share of Expenses with each monthly payment of Base Rent. After the end of each Fiscal Year, Landlord shall give Tenant a statement (the “Statement”) showing the actual Operating Expenses and Taxes for that Fiscal Year, a calculation of the actual amount of Tenant’s Share of Expenses, and a summary of amounts already paid by Tenant pursuant to this Section. Any underpayment by Tenant shall be made up by cash payment to Landlord within thirty (30) days after delivery of the Statement; any overpayment shall be paid to Tenant within thirty (30) days after delivery of the Statement or, at Landlord’s option, shall be credited against the next due Base Rent, provided that any overpayment shall be paid in cash to Tenant within thirty (30) days if the Term has ended. No delay by Landlord in providing any Statement shall be deemed a waiver of Tenant’s obligation to pay Tenant’s Share of Expenses.

(c) The following terms used in this Section 3.2(c) shall have the following meanings for purposes of this Lease:

(i) The term “Fiscal Year” means any twelve-month period selected by Landlord for operating purposes. Landlord may change its Fiscal Year and interim accounting periods, so long as the periods so revised are reconciled with prior periods in accordance with generally accepted accounting principles.

(ii) The term “Operating Expenses” means the total cost of operation of the Property, including, without limitation: (i) all costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (other than the cost of any electricity provided to rentable areas of the Property, including the Premises pursuant to Section 3.3); (ii) all labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs and employee benefits in connection with the on-site management, operation and maintenance of the Property or any part thereof; (iii) all maintenance, management, janitorial, legal (excluding those legal costs arising out of defaults of Landlord or other tenants in the Building), accounting, insurance, and service agreement costs related to the Property or any part thereof, including, without limitation, service contracts with independent contractors; and (iv) costs (including financing charges) of improvements to the Property that are designed to reduce Operating Expenses or are required to comply with legal requirements first imposed after the date of this Lease, all such improvements to be amortized over the useful life of such improvements. Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area.

“Operating Expenses” shall not include:

(a) Any ground rent;

(b) Reserves and bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Property;

(c) Costs incurred by Landlord to the extent that Landlord is entitled to reimbursement by insurance proceeds, taking awards, or is otherwise entitled to reimbursement by third-parties;

(d) Depreciation, amortization, interest payments or capital expenditures except as expressly set forth herein;

(e) Marketing costs, including lease commission, attorneys’ fees (in connection with the negotiation and preparation of letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Property, and costs incurred with respect to the installation of tenant improvements;

(f) Expenses in connection with the enforcement of Landlord’s rights against Tenant or other tenants and occupants of the Property;

(g) Expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged for directly;

(h) Salaries of executives and other personnel above the grade of building, property or asset manager and wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated to reflect time spent working for the Property; and

(i) Amounts paid to affiliates or subsidiaries of Landlord for goods or services at the Property, to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(j) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Property, including costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Property, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses; and

(k) costs incurred to comply with laws relating to the cleanup, remediation, testing or removal of hazardous material that exist at the Building or Property.

(iii) All Operating Expenses shall be adjusted based on the Calculation. The term “Calculation” means that if the Building is less than 95% occupied in any Fiscal

Year during the Term, including the Operating Expense Base Fiscal Year, Operating Expenses shall be calculated as though the Building had been 95% occupied, and the result shall constitute the Operating Expenses for all purposes hereunder. In addition, if during all or part of any Fiscal Year, Landlord is hot perforating or furnishing any item or service to any portion of the Property (the cost of which, if performed or furnished by Landlord to such portion of the Property, would constitute a part of Operating Expenses), on account of (a) such item or service not being required or desired by a tenant, or (b) any tenant obtaining or providing such item or service itself, then, Operating Expenses shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item or service to 100% of the Building.

(iv) The term “Taxes” means any form of assessment, rental tax, license tax, business license fee, levy, charge, tax or similar imposition, imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceeding for abatement thereof, including, without limitation, attorneys’ and consultants’ fees. Landlord’s income, franchise taxes, capital stock, estate or inheritance taxes and assessments for off-site improvements shall not be included in “Taxes.” Landlord shall reimburse Tenant for Tenant’s Share of any Tax abatements received by Landlord less legal, appraisal and other fees and expenses incurred by Landlord in obtaining such abatement.

As to any assessments payable in installments, Tenant shall only pay its Percentage of installments allocable to the Lease Term.

Provided that Tenant shall have first paid all of amounts due and payable by Tenant pursuant to this Article III and upon written notice of Tenant within 60 days of the receipt of a final certificate (but not more than once with respect to any Fiscal Year), Tenant may cause Landlord’s books and records to be audited with respect to Operating Expenses for such Fiscal Year. The audit shall be performed within 30 days of Landlord’s receipt of notice by a certified public accountant selected by Tenant at Tenant’s sole cost and expense and at a mutually agreeable time and place where the books and records are customarily kept by the Landlord (or property manager) in the ordinary course. In no event shall the audit services be performed on a contingency fee basis. During such time of audit Tenant shall pay its full share of Operating Expenses. If it is determined that there are any amounts owed Tenant or Landlord as a result of said audit, such amount shall be reimbursed to the other within 30 days of said audit results. Tenant shall keep the results of any such audit confidential and shall not disclose the results of such inspection nor the content of such books and records with any third party other than Tenant’s consultants and attorneys. Further, if such audit reveals that the amount set forth as the annual Operating Expenses on the Statement delivered to Tenant exceeds the actual Operating Expenses for the Fiscal Year in question by more than five percent: (5%), then Landlord shall pay the reasonable cost of the audit. Failure of Tenant to provide Landlord with a written request to review such books and records in a timely manner pursuant to this Article III with respect to each Fiscal Year shall be deemed a waiver of Tenant’s rights hereunder with respect to such Fiscal Year.

3.3 Tenant’s Electricity. Beginning on the Commencement Date, Tenant agrees to pay all charges for electricity for lighting and equipment in the Premises. Landlord shall cause a submeter to be installed at Landlord’s cost whereupon Tenant shall pay to Landlord, as additional rent, the cost of all electricity consumed in the Premises as shown on the meter as and when bills are rendered by Landlord. Tenant, at Tenant’s expense, shall purchase, install and replace all light fixtures, bulbs, tubes, lamps, lenses, globes, ballasts and switches used in the Premises, Tenant agrees that it will not allow its demand requirements to adversely affect the Building’s electrical system.

ARTICLE IV - CONSTRUCTION

4.1 Base Building.

Subject to and in accordance with the provisions of this Article, Landlord shall perform the improvements described on the attached Exhibit B (“Base Building Work”).

Tenant agrees (i) except as otherwise provided herein to the contrary, to accept possession of the Premises in the condition described in Exhibit B and otherwise in “as is” condition except for Landlord’s performance of the Initial Tenant Improvements, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises or the Building except as provided herein, and (Hi) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Premises to prepare the Premises for Tenant’s use and occupancy except as provided herein, including Landlord’s performance of the Initial Tenant Improvements. The Base Building Work and Initial Tenant Improvements shall be performed by Landlord in a good and workmanlike manner using building standard materials and finishes where applicable and in compliance with applicable legal requirements.

4.2 Leasehold Improvements.

(a) Preparation of Plans. Tenant shall prepare, at its sole cost and expense (subject to reimbursement from Landlord’s Contribution), plans including MEP plans (collectively, the “Plans”) for the interior finish and layout of the initial improvements (the “Initial Tenant Improvements”) which Tenant desires to have performed in the Premises, Tenant shall use commercially reasonable efforts to submit the Plans to Landlord for its approval on or before December 14, 2012 and Landlord shall approve or disapprove of the Plans, in its reasonable discretion, within twenty (20) days of receiving them. If Tenant shall not have submitted such Plans for approval on or before December 14, 2012, further delay in delivering such Plans after such date shall constitute Tenant Delay. At Tenant’s sole cost and expense, Tenant shall cause the Plans to be revised in a manner sufficient to remedy the Landlord’s objections and/or respond to the Landlord’s concerns and for such revised Plans to be redelivered to Landlord, and Landlord shall approve or disapprove Tenant’s revised Plans within ten (10) days following the date of resubmission Landlord’s failure to timely respond to Tenant’s submitted Plans or revised Plans shall be deemed to be approval thereof provided that upon submitting such Plans, Tenant provides written notice to Landlord stating “IF LANDLORD FAILS TO RESPOND TO THE ENCLOSED PLANS WITHIN 10 DAYS, LANDLORD’S APPROVAL SHALL BE DEEMED GIVEN PURSUANT TO SECTION 4.2(a) OF THE LEASE” in upper case boldface type in the top margin of such notice.

Tenant may request reasonable changes to the final Plans provided, however, that no such changes shall require or cause a structural change in the Building, render the Premises or the Building in violation of applicable laws, or materially change the size or configuration of the Premises. Tenant shall pay any additional costs required to implement any such changes, including without limitation, architectural fees and construction cost increases (including costs of delay) subject to reimbursement from Landlord’s Contribution; Tenant shall pay Landlord for such costs as additional rent within fifteen (15) days after written notice from Landlord of the amount due. Upon a request for changes to the Plans, Landlord shall inform Tenant as soon as reasonably practical of the incremental additional costs to implement such change and the estimated impact on the construction schedule. Tenant shall have 3 business days following receipt of such information in which to accept or rescind such requested change. Any approved changes by Tenant in the final plans shall constitute an agreement by Tenant to any delay in completion of the Initial Tenant Improvements caused by reviewing, processing, and implementing such changes; any such delay shall be deemed a delay caused by Tenant for purposes of calculating the Commencement Date under Section 2.2(b).

The Plans shall be stamped by a Massachusetts registered architect and engineer, such architect and engineer being subject to Landlord’s prior reasonable approval, and shall comply with applicable legal requirements and tire reasonable rules and regulations which Landlord may impose from time to time and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for such Initial Work.

(b) Landlord’s Managing Agent as Construction Manager; Bids. Landlord’s Managing Agent (or such other affiliate of Landlord as Landlord may substitute therefor) shall act as construction manager for the Initial Tenant Improvements, Promptly after approval of the Plans, Landlord or Landlord’s Managing Agent shall solicit up to three (3) general contractor bids with appropriate alternates for the Initial Tenant Improvements, Landlord shall then identify the lowest general contractor bid it deems to be most favorable and submit such bid to Tenant for its approval. Upon receipt of such bid, Tenant shall have two (2) Business Days to approve or disapprove such bid in writing. Tenant’s failure to timely respond to Landlord’s proposed general contractor bid shall constitute Tenant Delay. Landlord and Tenant shall cooperate in good faith to maintain the construction schedule in a manner that allows opportunities for so-called value engineering provided that if Tenant proposes changes to the Plans to reflect such value engineering efforts such changes shall be subject to the provisions of Section 2.2(b) above regarding timing, costs and Tenant Delay.

Landlord or Landlord’s Managing Agent shall prepare a proposed initial work budget (“Estimated Initial Work Budget”), which shall include a construction management fee (“Construction Management Fee”) equal to three percent (3%) of the hard costs of the Initial Tenant Improvements. Tenant will be responsible for payment of the amount, if any, by which the cost of the Initial Tenant Improvements plus the Construction Management Fee exceeds the Landlord’s Contribution (“Tenant’s Excess Cost”), as provided in this paragraph. Tenant shall, if requested by Landlord, execute a letter agreement confirming the estimate of such excess costs prior to the time Landlord shall be required to commence work. Tenant will pay Tenant’s Excess Cost to Landlord in progress payments, as Landlord incurs the cost of the work. While the Tenant’s Excess Cost remains unpaid, Landlord shall send to Tenant each monthly draw request from Landlord’s general contractor, Tenant shall pay the entire amount of each draw request to Landlord within seven (7) days after receipt by Tenant of Landlord’s invoice therefor until Tenant’s Excess Cost is fully funded, If Tenant’s Excess Cost changes as a result of changes in the cost of the Initial Tenant Improvements, appropriate adjustments will be made in the monthly progress payments due from Tenant.

(c) Performance of Work, All work shall be performed in a good and workmanlike manner using building standard materials and finishes in compliance with all applicable laws. Landlord shall cause any construction defects or warranty items to be corrected promptly. Once installed, the Initial Tenant Improvements shall be part of the Premises and the sole property of Landlord. Within ten (10) days after the Commencement Date, Tenant shall give Landlord a “punch list” of any items needing correction or completion, the incompletion of which do not materially adversely affect Tenant’s use and occupancy of the Premises or can be completed without material interference with Tenant’s use and enjoyment of the Premises or other items that, because of the nature of the items, are not practicable to do at the time. Any matters not shown on the punch list shall be deemed approved by Tenant. Landlord shall promptly correct any items on such list that, require correction. Landlord will remedy any defect in workmanship, materials or equipment furnished by Landlord pursuant to this Section, excluding reasonable wear and tear and improper use by Tenant, provided Tenant notifies Landlord of the defect within 12 months after the Commencement Date. Except as set forth herein, Landlord shall have no obligation to improve the Premises.

(d) Early Entry. Landlord shall not be required to furnish professional interior design services to Tenant. Further, Tenant’s interior furnishings, i.e., specification, supply and installation of furniture, furnishings, telephones, and moveable equipment, shall be the sole responsibility of Tenant. Provided that Tenant does not interfere with Landlord’s performance of the Initial Tenant Improvements, Landlord agrees to allow Tenant to have access to the Premises thirty (30) days prior to the Commencement Date for design, space planning, inspection and the like and for installation of its telecommunications equipment and to install its fixtures, all subject to obtaining Landlord’s approval of the plans as set forth herein. Prior to any entry onto the Premises, Tenant shall deliver to Landlord certificates of insurance evidencing the coverages required herein. All of the Tenant’s installation of interior furnishings and equipment shall be coordinated with any work being performed by Landlord in the Premises or elsewhere in the Building in such manner as to maintain harmonious labor relations and not damage the Building or the Premises or interfere with Building operations.

4.3 Landlord Contribution.

Landlord shall pay for the actual costs incurred with respect to the hard and soft costs of design and performance of the Initial Tenant Improvements up to a maximum aggregate amount of One Million Four Hundred Eighty One Thousand Four Hundred Thirty Six and 03/100 Dollars ($1,481,436.00) less any past due expenses owed to Landlord by Tenant under this Lease (“Initial Allowance”).

If the actual costs incurred in connection with the Initial Tenant Improvements exceed the Initial Allowance, Landlord shall provide an additional allowance to fund such excess costs (which costs may include, without limitation, costs in connection with design and construction costs and expenses) up to a maximum aggregate amount of Two Hundred Two Thousand Fourteen and 00/100 Dollars ($202,014.00) less any past due expenses owed to Landlord by Tenant under this Lease (“Additional Allowance”) (the Initial Allowance and the Additional Allowance, are hereinafter referred to, singly or collectively, as the “Landlord’s Contribution”).

Landlord’s Contribution shall be payable by Landlord directly to the general contractor in installments as the Initial Tenant Improvements progresses. Prior to payment of any such installment Landlord must be reasonably satisfied with the Initial Tenant Improvements performed to date and any required partial and/or final lien waivers must have been provided.

Tenant shall not be entitled to any credit or payment from Landlord for any portion of Landlord’s Contribution not used by Tenant in “the performance of the Initial Tenant Improvements. Tenant shall be responsible for the payment of any costs and expenses related to the Initial Tenant Improvements which exceed Landlord’s Contribution.

If Additional Allowance is provided, commencing on the Commencement Date of the month following disbursement of the Additional Allowance, Tenant shall pay Landlord as additional rent the monthly installment of the amortization of the Additional Allowance actually disbursed by Landlord in an amount sufficient to fully amortize the funded amount of the Additional Allowance over the unexpired portion of the initial term on a direct reduction basis payable in equal monthly installments including interest at the annual rate of eight percent (8%). For example, if Tenant requests all of the Additional Allowance, Tenant shall pay Landlord as additional rent the monthly installment of $3,016.74 in equal monthly installments over the unexpired portion of the initial term.

4.4 Alterations by Tenant.

(a) Tenant shall not make any alterations, decorations, additions, installations, substitutes or improvements (hereinafter collectively called “Alterations”) in and to the Premises, without first obtaining Landlord’s written consent, which consent Shall not be unreasonably withheld, conditioned or delayed. No Alteration shall violate the Certificate of Occupancy for the Premises or any applicable law, code or ordinance, or the terms of any superior lease or mortgage affecting the Property, affect the exterior appearance of the Building, adversely affect the value or structure of the Building, require excessive removal expenses, adversely affect any other part of the Building, adversely affect the mechanical, electrical, sanitary or other service systems of the Building, or involve the installation of any materials subject to any liens or conditional sales contracts (the “Approval Review Matters”), Tenant shall pay Landlord’s reasonable, out of pocket costs of reviewing or inspecting any proposed Alterations, Notwithstanding the foregoing, Tenant shall have the right, without obtaining the prior consent of Landlord, but upon at least five (5) business days’ prior written notice to Landlord, to make Alterations to the Premises (“Permitted Alterations”) that (i) are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building, (ii) do not affect the roof or any structural element of the Building or adversely affect the mechanical, electrical, sanitary or other service systems of the Building, and (iii) cost less than $60,000 in any one instance or series of related projects.

(b) All work on any Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors reasonably approved by Landlord, according to plans and specifications reasonably approved by Landlord, All work shall be done in compliance with all applicable laws, regulations, and rules of any government agency with jurisdiction, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies. Tenant shall be solely responsible for the effect of any Alterations on the Building’s structure and systems, whether or not Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors. Upon completion of any Alterations, Tenant shall provide Landlord with a complete set of “as-built” plans.

(c) Tenant shall use its best efforts to keep the Property and Tenant’s leasehold interest therein free of any liens or claims of liens arising from acts or omissions of Tenant, or its subtenants, contractors or others claiming by, through or under Tenant, and shall discharge or bond any such liens within ten (10) business days following notice to Tenant of their fifing. Before commencement of any work, upon Landlord’s request, Tenant’s contractor shall provide any payment, performance and lien indemnity bond required by Landlord’s lender. Tenant shall provide evidence of such insurance as Landlord may reasonably require, naming Landlord as an additional insured. Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant. All work shall be done so as to minimize interference with other tenants and with Landlord’s operation of the Building or other construction work being done by Landlord, Landlord may post any notices it considers necessary to protect it from responsibility or liability for any Alterations, and Tenant shall give sufficient notice to Landlord to permit such posting.

(d) All Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term. However, if Landlord gives Tenant a notice, at the time Landlord approves such Alterations, to remove any Alterations (excluding the Initial Tenant Improvements shown on the plans of the Initial Tenant Improvements attached hereto as Exhibit G), Tenant shall do so and shall pay the cost of removal and any repair required by such removal. All of tenant’s personal property, trade fixtures, equipment, furniture, moveable partitions, and any Alterations not affixed to the Premises shall remain Tenant’s property, removable at any time. If Tenant fails to remove any such materials at the end of the Term, Landlord may do so and store them at Tenant’s expense, without liability to Tenant, and may sell them at public or private sale and apply the proceeds to any amounts due hereunder, including costs of removal, storage and sale.

ARTICLE V – LANDLORDS’S OBLIGATIONS AND RIGHTS

5.1 Services Furnished by Landord.

(a) Landlord shall furnish services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in first class office buildings of a similar design in the genera! Watertown area. Such services, facilities and supplies shall include the services described in Subsection 5.1(b) and 5.1(c) and Section 5.2 and the following: (i) cleaning services for Building Common Areas and the Premises as described in Exhibit C. (ii) rubbish removal, (iii) window cleaning, (iv) restroom supplies, (v) sewer and water service to the Building’s restrooms, (vi) landscape maintenance, (vii) snow removal for walks, driveways and parking areas, (viii) maintenance of plantings in interior Common Areas, (ix) Building security, (x) elevator service from the existing elevator, (xi) full service cafe1 with catering services, (xii) on site fitness center, and (xiii) such other services, utilities, facilities and supplies as may be deemed necessary in Landlord’s reasonable judgment. Landlord shall provide at least one full time on-site facility superintendent.

(b) Subject to the provisions of this Subsection 5.1(b). Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation. However, Tenant acknowledges that if the operation of its business in the Premises requires additional cooling, then it is solely Tenant’s responsibility to install and maintain the additional cooling equipment following the procedures set forth in Section 4.2(b).

(c) Landlord shall furnish space heating and cooling during normal business hours of Monday through Friday from 8:00 a.m., to 7:00 p.m. except for holidays without additional cost to Tenant, Landlord shall furnish space heating and cooling beyond such times or on holidays if Tenant requests such service prior to 2:00 p.m. on the immediately preceding business day, subject to Landlord’s assessment of a commercially reasonable charge for the provision of such services which charge is currently $60 per hour subject to changes during the term.

(d) Subject to the provisions of Section 3.3, Landlord shall provide electric power for lighting and office machine use under normal business operation, Tenant’s use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises, In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building electric service, Tenant shall not, without prior consent of Landlord in each instance (which consent shall not be unreasonably withheld or delayed), make any Alterations that would cause Tenant’s usage of electricity to exceed such capacity.

(e) Landlord shall furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the general Watertown area upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord; such charges, if any, shall be considered to be additional rent.

(f) Landlord shall provide and install, at Landlord’s expense with respect to the first such installation and at Tenant’s expense with, respect to any subsequent installation, letters or numerals on the door to the Premises and in the lobby directory of the Building and on directories on the Property, and on the monument sign on Pleasant Street to identify Tenant’s name, the name of entities affiliated with Tenant, the Building address, and letters in the lobby directory to identify a reasonable number of names of Tenant’s executives; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises. Tenant may cause a new exterior sign to identify Tenant’s new private entry to be installed at Tenants sole cost and expense in compliance with all applicable legal requirements in a location and size shown on the attached Exhibit E and in a manner consistent with the overall property signage program to be developed by Landlord, provided that (i) Tenant or any permitted Transferee in accordance with Section 6.3(b) remains in occupancy of the Premises, (ii) Tenant obtains all applicable permits and approvals and is responsible for all design, installation and maintenance costs relating to the new exterior sign, and (iii) Tenant obtains Landlord’s written approval of the design of the exterior sign.

5.2 Repairs, and Maintenance. Landlord shall repair and maintain the Common Areas and the roof and structural portions of the Building and the common plumbing, electrical, mechanical and heating, ventilating and air-conditioning systems therein, except for damage resulting from a casualty or an eminent domain taking, which shall be governed by Article VIII. If any maintenance, repair or replacement is required because of any act, omission or neglect of duty by Tenant or its agents, employees, invitees or contractors, subject to Section 10.7, the cost thereof shall be paid by Tenant to Landlord as additional rent within thirty (30) days after billing therefor.

5.3 Quiet Enjoyment. So long as no default of Tenant exists beyond applicable notice and cure periods, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises free from any claim by Landlord or persons claiming by, through or under Landlord, subject to the provisions hereof.

5.4 Insurance. Landlord shall insure the Property, including the Building and all improvements therein, against damage by fire and standard extended coverage perils, including “alt-risks” coverage in amounts at least equal to the full replacement cost thereof, and shall carry commercial general liability insurance all in such reasonable amounts with such reasonable deductibles as would be carried by a prudent owner of a similar building in the area, Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable, Tenant shall have no right to any proceeds from such policies. Landlord shall not carry any insurance on any of Tenant’s property, and shall not be obligated to repair or replace any of it.

Landlord, at its expense, shall indemnify Tenant and its agents, employees, and contractors from and against any cost, claim, action, liability or damage of any kind arising from the negligence or willful misconduct of Landlord or its or its agents, employees, and contractors provided that such cost, claim, action, liability or damage is not caused by the negligence or willful misconduct of Tenant or its agents, employees, and contractors.

5.5 Access to Premises. Landlord shall have reasonable access to the Premises to inspect Tenant’s performance hereunder and to perform any acts required of or permitted to Landlord herein. Landlord shall at all times have a key or access card to the Premises, and Tenant shall not install any additional lock without Landlord’s consent Any entry into the Premises by Landlord, under this section or any other section of this Lease permitting such entry, shall be on reasonable advance notice, shall be done so as not to unreasonably interfere with Tenant’s use of the Premises, and shall be accompanied by a representative of Tenant if Tenant so requests; provided, however, that such restrictions shall not apply to any situation that Landlord in good faith believes to be an emergency.

Subject to reasonable security procedures that Landlord may institute from time to time to prevent unauthorized access to the Building, Tenant shall have access to the Premises, twenty-four (24) hours per day, seven (7) days per week.

5.6 Right to Cease Providing Services. In connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may, if necessary, reduce or suspend service of the Building’s utilities and mechanical systems, or any of the other services, facilities or supplies required to be provided by Landlord hereunder, provided that Landlord shall use best efforts to restore such services, facilities or supplies as soon as possible, and provided further that Landlord shall give Tenant advance notice of such reduction or suspension if such reduction or suspension is planned in advance or if it is reasonably possible for Landlord to do so, In addition, Landlord may reduce or suspend such services, facilities or supplies in case of Force Majeure, as defined below. No such reduction or suspension permitted by this Section 5.6 shall constitute an actual or constructive eviction or disturbance of Tenant’s use or possession of the Premises, or an ejection of Tenant from the Premises, or a breach by Landlord of any of its obligations, and no such reduction or suspension shall render Landlord liable for any damages, including but not limited to any damages, comprehension or claims arising from any interruption or cessation of Tenant’s business, or entitle Tenant to be relieved from any of its obligations under this Lease, or result in any abatement or reduction of rent, except as set forth in Section 5.7.

5.7 Failure to Provide Services and Repairs. Landlord shall not be in default or liable for any failure to perform any act or obligation or provide any service required hereunder unless Tenant shall have given notice of such failure, and such failure continues for at least thirty (30) days thereafter; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be liable or in default if it commences such performance within thirty (30) days and thereafter diligently pursues such performance to completion, Tenant hereby waives any right under any law, ordinance, regulation or judicial decision to make repairs or provide maintenance or perform any of Landlord’s other obligations hereunder at Landlord’s expense.

Notwithstanding the foregoing, in the event Tenant is not reasonably able to access or use all or any material portion of the Premises for its normal business activity without extraordinary and unreasonable measures being required to be taken by Tenant in order to do so and Tenant does not use or occupy the same during said period due to Landlord’s negligent interruption or willful interruption of Essential Services, and if such inability continues for more than five (5) consecutive business days after written notice of such untenantability to Landlord, then Tenant shall be entitled to an abatement of Base Rent and Additional Rent in proportion to the portion of the Premises so rendered untenantable until the date immediately following die day on which such untenantability is cured. As used herein, “Essential Services” shall mean the following services: access to the Premises, heating, ventilation and air conditioning, water and sewer/septic service and electricity, but only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

ARTICLE VI - TENANT’S COVENANTS

6.1 Repair and Yield Up. Tenant shall keep the Premises in the same order and condition as delivered to Tenant with such Alterations as permitted under this Lease, reasonable wear and tear, and damage by fire, other casualty, and/or taking excepted, and shall promptly repair any damage to the Premises or the rest of the Property caused by Tenant or its agents, employees, or invitees, licensees or independent contractors, Landlord may require such repair to be done by a contractor designated by Landlord at Tenant’s cost, provided that costs to be charged to Tenant are reasonable and competitive. At the end of the Term, Tenant shall peaceably yield up the Premises in the same order, repair and condition, as it is required to maintain during the Lease Term, Tenant shall remove its own property and (if required by Landlord as provided in Section 4.4) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat, Nothing herein shall require Tenant to remove the Initial Tenant Improvements. Unless otherwise directed by Landlord at least thirty (30) days prior to the expiration of the Term, Tenant shall not cut Tenant’s telecommunications cables and wiring or remove Tenant’s telecommunication patch panel and shall label all telephone and data cable terminals accordingly.

6.2 Use.

(a) Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used for any other purpose, Tenant shall not use or occupy the Premises in violation of: (i) any recorded covenants, conditions and restrictions affecting the Property of which Tenant has been given notice by Landlord (Landlord hereby representing that there are no such covenants, conditions or restrictions currently on record which will affect Tenant’s use of the Premises for the Permitted Uses), (ii) any law or ordinance or any Certificate of Occupancy issued for the Building or the Premises, or (iii) any reasonable Rules and Regulations issued by Landlord for the Building of which Tenant has been given a copy, Tenant shall comply with any directive of any governmental authority with respect to Tenant’s use or occupancy of the Premises. Tenant shall not do or permit anything in or about the Premises which will in any way damage the Premises, obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use the Premises or allow them to be used for any unlawful purpose, Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, or commit or allow any waste in or upon the Premises.

(b) Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not place or permit any signs (other than those permitted under Section 5.1(e)), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises.

(c) Tenant shall keep the Premises equipped with all safety appliances required by law because of any use made by Tenant other than office use with customary office equipment, and shall procure all licenses and permits required because of such use. This provision shall not broaden the Permitted Uses.

(d) Tenant shall not place a load upon the floor of the Premises exceeding 100 pounds per square foot. Partitions shall be considered as part of the load. Landlord may prescribe the weight and position of all safes, files and heavy equipment that Tenant desires to place in the Premises, so as properly to distribute their weight. Tenant’s business machines and mechanical equipment shall be installed and maintained so as not to transmit noise or vibration to the Building structure or to any other space in the Building. Tenant shall be responsible for the cost of all structural engineering required to determine structural load and all acoustical engineering required to address any noise or vibration caused by Tenant.

(e) So long as a cafe is serving the Building, Tenant shall not have vending machines on the Property without the prior written consent of Landlord.

(f) Tenant shall not keep or use any article in tine Premises, or permit any activity therein, which is prohibited by a standard insurance policy covering buildings and improvements similar to the Building and Leasehold Improvements, or would result in an increase in the premiums thereunder unless Tenant pays for such increase. In determining whether increased premiums are a result of Tenant’s activity, a schedule issued by the organization computing the insurance rate on the Building or the Leasehold Improvements, showing the various components of the rate, shall be conclusive evidence. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer relating to the Premises, If the use or occupation of the Premises by Tenant or by anyone Tenant allows on the Premises causes or threatens cancellation or reduction of any insurance carried by Landlord, Tenant shall remedy the condition immediately upon notice thereof, Upon Tenant’s failure to do so after applicable notice and cure periods, Landlord may, in addition to any other remedy it has under this Lease but subject to the provisions of Section 5.5, enter the Premises and remedy the condition, at Tenant’s cost, which Tenant shall promptly pay as additional rent. Landlord shall not be liable for any damage or injury caused as a result of such an entry, and shall not waive its rights to declare a default because of Tenant’s failure.

6.3 Assignment; Sublease.

(a) Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease or make any sublease of the Premises, or permit occupancy of any part thereof by anyone other than Tenant (any such act being referred to herein as a “Transfer” and the other party with whom Tenant undertakes such act being referred to herein as a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, subject to the other provisions of this Section 6.3, Any Transfer or attempted Transfer not in compliance with all of the terms and conditions set forth in this Section 6.3 shall be void, and shall be a default under this Lease.

(b) If (a) no Event of Default then exists under this Lease and (b) the successor to Tenant or the transferee of or successor to any of Tenant’s rights hereunder has a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the greater of the tangible net worth of Tenant as of the Effective Date or immediately prior to such merger, consolidation or transfer, then Tenant may, without Landlord’s consent, assign the Lease or sublease the Premises to an Affiliate (as hereinafter defined) provided that (x) Tenant or the assignee or sublessee, as the case may be, provides Landlord with prior written notice of any such assignment or sublease, whether by operation of law or otherwise, and (y) any assignee (other than an assignee that succeeds to Tenant’s obligations by operation of law) agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder.

For the purposes of this Section 6.3. An “Affiliate” is defined as (i) any person or entity which controls, is controlled by, or is under common control with Tenant, (ii) any person, corporation, limited liability or company or other entity resulting from the public offering or other such transaction that results in substantially the same management, or from the sale, consolidation or merger of Tenant into or with another entity, (iii) any person, corporation, limited liability company or other entity acquiring a majority or more of Tenant’s issued and outstanding stock or all, or substantially all, of Tenant’s business assets provided that such assignee’s, sublessee’s or transferee’s occupancy of and conduct of its business shall be in accordance with the terms, and provisions of this Lease.

(c) Any request by Tenant for Landlord’s consent to a Transfer shall include the name of the proposed Transferee, the nature of its business and proposed use of the Premises, reasonable information as to its financial condition, and the terms and conditions of the proposed Transfer. Tenant shall supply such additional information about the proposed Transfer and Transferee as the Landlord reasonably requests. It shall be reasonable for Landlord to refuse consent, to any Transfer to any governmental agency, or to any other Transferee who by reputation or expected use is not comparable to other types of tenants in the Building, or to any transferee whose financial strength is not at least equivalent to that of Tenant at the time of the Transfer, or to any Transferee that is an existing tenant in the Building (unless comparable space is not available or becoming available in the Building) or a prospective tenant with whom Landlord has been in negotiations in the preceding nine (9) months.

(d) Any Transfer shall specifically make applicable to the Transferee all of the provisions of this Section so that Landlord shall have against the Transferee alt rights with respect to any further Transfer which are set forth herein. No Transfer shall affect the continuing primary liability of Tenant (which shall be joint and several with Transferee). Consent to a Transfer in a specific instance shall not be deemed consent to any subsequent Transfer or a waiver of the requirement of consent to any future Transfer. No Transfer shall be binding upon Landlord or any of Landlord’s mortgagees, unless Tenant shall deliver to Landlord a recordable instrument containing a covenant of assumption by the Transferee running to Landlord and all persons claiming by, through or under Landlord. The Transferee’s failure to execute such instrument shall not, however, release or discharge Transferee from its liability as a Transferee hereunder. Tenant shall not enter into any Transfer that provides for rental or other payment based on the net income or profits derived from the Premises. With respect to any Transfer (other than a Transfer under Section 6.3(b)), Landlord shall be entitled to receive fifty percent (50%) of ail “Bonus Rent,” which Bonus Rent shall be payable by Tenant to Landlord on a monthly basis. For purposes of this Lease, Bonus Rent shall mean all amounts received by Tenant in excess of the Base Rent and additional rent reserved in this Lease and applicable to the space Transferred for the period of the Transfer, minus Tenant’s reasonable expenses in connection with such Transfer, including, without limitation, for brokerage commissions, legal fees, advertising expenses and Alterations for the benefit of the Transferee.

(e) Notwithstanding any contrary provision of this Section 6.3. in connection with any intent to Transfer (other than a Transfer under Section 6.3(b)), Landlord shall have an option to cancel and terminate this Lease if the request is to assign the Lease or to sublet all of the Premises; or, if the request is to sublet more than thirty percent (30%) of the Premises only; or, if the request is to sublet any portion of the Premises with a sublease term expiring within the last 18 months of the initial term or Extension Term, as the case may be, to cancel and terminate this Lease with respect to such portion for the proposed term of such sublease or for the balance of the Term if, within thirty (30) days after Landlord receives written notice from Tenant that Tenant intends to make space available for a Transfer, Landlord notifies Tenant that it has elected to exercise such option Landlord may exercise said option in writing within thirty (30) days after Landlord’s receipt from Tenant of such request, and in each case such cancellation or termination shall occur as of the date set forth in Landlord’s notice of exercise of such option, which shall not be less than sixty (60) days nor more than one hundred twenty (120) days following the giving of such notice. If Landlord exercises Landlord’s option to cancel this Lease or any portion thereof, Tenant shall surrender possession of the Premises, or the portion thereof which is the subject of the option, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the Term. If this Lease is cancelled as to a portion of the Premises only, Base Rent and additional rent after the date of cancellation shall be abated on a pro rata basis, as determined by Landlord, and Tenant’s Percentage. If Landlord does not exercise Landlord’s option to cancel this Lease or any portion thereof pursuant to the foregoing provisions, Landlord’s consent to a Transfer shall continue to be required in accordance with the other provisions of this Section 6.3.

(f) Any agreement by which Tenant agrees to enter into or execute any Transfer at the direction of any other party, or assigns its rights in the income arising from any Transfer to any other party, shall itself constitute a Transfer hereunder. If Tenant is a corporation, partnership, or other business organization, the transfer of ownership interests, whether in one transaction or a series, forming a majority of the equity interests in Tenant, shall constitute a Transfer (unless Tenant is a corporation whose stock is traded on an exchange or over the counter) for which Tenant shall be subject to conditions (a) and (b) of Section 6.3(b).

(g) Notwithstanding any contrary provision of this Lease, Tenant shall have no right to assign this Lease or sublet all or any portion of the Premises and any such assignment or sublease shall be void unless on (i) the date on which Tenant notifies Landlord of its intention to enter into any assignment or sublease or (ii) the date on which such assignment or sublease is to take effect, no uncured Event of Default exists.

(h) Landlord shall not impose any fee in connection with Landlord’s review of any proposed assignment or sublease, however Tenant shall reimburse Landlord for the reasonable legal fees incurred by Landlord in connection with the proposed assignment or sublease,

6.4 Indemnity: Assumption of Risk.

(a) Tenant, at its expense, shall defend (with counsel satisfactory to Landlord), indemnify and hold harmless Landlord and its agents, employees, and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant’s use and occupancy of the Premises or any activity done or permitted by Tenant in, on, or about the Premises, (ii) any Event of Default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious, or illegal act or omission of Tenant, its agents, employees, invitees, licensees or contractors, provided that such cost, claim, action, liability or damage is not caused by the negligence or willful misconduct of Landlord or its agents, employees, and contractors (except as otherwise provided in the last sentence of subsection 6.5(a)).

(b) As a material consideration to Landlord for executing this Lease, Tenant assumes all risk of damage or injury to any person or property in, on, or about the Premises from any cause including, without limitation, injury or damage which may be sustained by the person or property of Tenant, its employees, invitees, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises, any other portion of the Property, or other sources, provided that such damage or injury is not caused by the negligence or willful misconduct of Landlord or its agents, employees, invitees, licensees and contractors (subject to Section 10.7). Landlord shall not be liable to Tenant or any other person or entity for any damages arising from any act or omission of any other tenant of the Building.

6.5 Tenant’s Insurance.

(a) Tenant shall maintain the following insurance at its own expense throughout the Term: (i) Property insurance including standard fire and extended coverage insurance, vandalism and malicious mischief endorsements, and “all-risks” coverage upon all property owned by Tenant and located in the Building, in the full replacement cost thereof; (ii) Commercial General Liability Insurance, which insurance may be by a blanket insurance policy arid shall provide the following coverages and endorsements: personal injury, broad form property damage, automobile (by separate policy, if necessary) premises/operations, additional insured landlord endorsement and broad form contractual liability, in limits not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, Tenant acknowledges and agrees that such property owned by Tenant shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord regardless of any fault of Landlord, provided that such damage is not caused by the negligence or willful misconduct of Landlord or its agents, employees and contractors (subject to Section 10.7).

(b) All policies shall (i) be taken out with insurers reasonably acceptable to Landlord, in form satisfactory to Landlord, (ii) include Landlord and any mortgagee of Landlord as additional insureds, as their interests may appear, and (iii) contain a provision that any coverage afforded thereby shall be primary and noncontributing with respect to any insurance carried by Landlord, and any insurance carried by Landlord shall be excess and non-contributing. Landlord may upon thirty (30) day s’ notice to Tenant require an increase of the limits of the policies carried by Tenant if Landlord reasonably deems such limits to be inadequate when compared to the then existing customary insurance practice in the area, Tenant shall provide certificates of insurance in form satisfactory to Landlord before the Commencement Date, and shall provide certificates evidencing renewal at least ten (10) days before the expiration of any such policy. All policies shall contain an endorsement requiring that the insurer will endeavor to deliver at least thirty (30) days’ prior written notice to Landlord and any mortgagee of Landlord prior to any material change, reduction, cancellation or other termination.

(c) Upon termination of this Lease pursuant to any casualty, Tenant shall retain any proceeds attributable to Tenant’s personal property, trade fixtures, movable partitions, equipment and Alterations not affixed to the Premises, but Tenant shall immediately pay to Landlord any insurance proceeds received by Tenant relating to the Leasehold Improvements and any Alterations affixed to the Premises unless Landlord has required their removal.

6.6 Right of Entry. Subject to the provisions of Section 5.5 hereof, Tenant shall permit Landlord and its agents to examine the Premises at reasonable times and to make any repairs or replacements Landlord deems necessary, or, after providing notice and an opportunity except in the case of an emergency to cure with respect to performing any Tenant repair or replacement obligation which Tenant has failed to perform; to remove, at Tenant’s expense, after reasonable notice to Tenant (except in the case of an emergency in which no notice shall be required), any Alterations, signs, curtains, blinds or the like not consented to by Landlord; and to show the Premises to prospective tenants during the last nine (9) months of the Term and to prospective purchasers and mortgagees at all times.

6.7 Payment of Taxes. Tenant shall pay before delinquency all taxes levied against Tenant’s personal property or trade fixtures in the Premises. If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s property, Landlord may pay such taxes, and Tenant shall upon demand repay to Landlord the portion of such taxes resulting from such increase, Tenant may bring suit against the taxing authority to recover the amount of any such taxes, and Landlord shall cooperate therein. The records of the City Assessor shall determine the assessed valuation, if available and sufficiently detailed. If not so available or detailed, the actual cost of construction shall be used.

6.8 Environmental Compliance. Tenant shall not cause any hazardous or toxic wastes, hazardous or toxic substances or hazardous or toxic materials (collectively, “Hazardous Materials”) to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises (collectively, “Hazardous Materials Activities”) without first receiving Landlord’s written consent, which may be withheld for any reason and revoked at any time. If Landlord consents to any such Hazardous Materials Activities, Tenant shall conduct them in strict compliance (at Tenant’s expense) with all applicable Regulations, as hereinafter defined, and using all necessary and appropriate precautions, Landlord shall not be liable to Tenant for any Hazardous Materials Activities by Tenant, Tenant’s employees, agents, contractors, licensees or invitees, whether or not consented to by Landlord, Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs and liabilities arising out of Tenant’s Hazardous Materials Activities. For purposes hereof, Hazardous Materials shall include but not be limited to substances defined as “hazardous substances,” “toxic substances,” or “hazardous wastes” in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended (“RCRA”): those substances defined as “hazardous wastes” in the Massachusetts Hazardous Waste Facility Siting Act, as amended (Massachusetts General

Laws Chapter 2ID); those substances defined as “hazardous materials” or “oil” in Massachusetts General Laws Chapter 2IE, as amended; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said Saws (collectively, ‘‘Regulations”). Prior to using, storing or maintaining any Hazardous Materials on or about the Premises, Tenant shall provide Landlord with a list of the types and quantities thereof, and shall update such list as necessary for continued accuracy, Tenant shall also provide Landlord with a copy of any Hazardous Materials inventory statement required by any applicable Regulations, and any update filed in accordance with any applicable Regulations, If Tenant’s activities violate or create a risk of violation of any Regulations, Tenant shall cease such activities immediately upon notice from Landlord. Tenant shall immediately notify Landlord both by telephone and in writing of any spill or unauthorized discharge of Hazardous Materials or of any condition constituting an imminent hazard under any Regulations, Landlord, Landlord’s representatives and employees may enter the Premises at any time during the Term to inspect Tenant’s compliance herewith, and may disclose any violation of any Regulations to any governmental agency with jurisdiction. Nothing herein shall prohibit Tenant from using minimal quantities of cleaning fluid and office supplies which may constitute Hazardous Materials but which are customarily present in premises devoted to office use, provided that such use is in compliance with all applicable laws and subject to all of the other provisions of this Section 6.8.

Landlord represents that it has delivered to Tenant all environmental reports in its possession and is not aware of any violations or Hazardous Materials on site other than as disclosed in the reports. Landlord acknowledges that, to Landlord’s knowledge, that the leasehold improvements will not exacerbate any existing contamination or violate the requirements of an activity use limitation or any similar agreements or restrictions relating to contamination.

ARTICLE VII - DEFAULT

7.1 Events of. Default.

(a) The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant;

(i) The failure by Tenant to make any payment of Base Rent or additional rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant.

(ii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (i) above, where such failure shall continue for a period of more than thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty-day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord.

(iii) Tenant or any such guarantor becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (or any similar petition under any insolvency law of any jurisdiction), proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or such guarantor, provided that any such filing or action is not stayed, vacated or dismissed within thirty (30) days thereafter.

(b) In the event of any such Event of Default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option, or the option at any time while such default exists and without further notice, to terminate this Lease and all rights of Tenant hereunder by notice to Tenant; and this Lease shall thereupon come to an end as fully and completely as if the date such notice is given were the date herein originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

7.2 Damages.

(a) In the event that this lease is terminated under any of the provisions contained in Section 7.1. Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the Base Rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the immediately preceding covenant Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 7 2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid, Notwithstanding the foregoing, if an Event of Default of Tenant occurs and this Lease is terminated as provided herein, then Tenant shall also pay to Landlord ail of Landlord’s unamortized transaction costs relating to the execution of this Lease, including without limitation, brokerage fees, demising costs, attorneys’ fees, the Landlord’s Contribution, and all other costs incurred by Landlord in connection with Landlord’s performance of the Initial Tenant Improvements.

(b) In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.2. Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 7.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and additional rent accrued under Sections 3.1 and 3.2 in the 12 months ended next prior to such termination plus the amount of Base Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provision of this Section 7.2 up to the time of payment of such liquidated damages.

(c) Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this. Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(d) Landlord’s remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant’s breach or threatened breach of this Lease. Landlord shall be entitled to the remedies of injunction and specific performance with respect to any such breach.

ARTICLE VIII - CASUALTY AND EMINENT DOMAIN

8.1 Termination or Restoration: Rent Adjustment. In case prior to or during the ‘Perm all or any part of the Premises or any part of the Building that materially adversely affects Tenant’s access or and use of the Premises are damaged by fire or other casualty or by action of public or other authority in consequence thereof, or taken by eminent domain or access to the Building is eliminated by virtue of a taking by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, in any such case to such an extent that restoration will require more than 180 days from the date of such casualty, this Lease shall by notice to Tenant from Landlord terminate, which may be made notwithstanding Landlord’s entire interest may have been divested. The effective date of termination specified by Landlord shall not be less than forty-five (45) nor more than ninety (90) days after the date of notice of such termination. Further, during the Term, in the event of (a) damage to the Premises which makes a material portion of the Premises unfit for use and occupancy, or (b) damage to a material portion of the common facilities necessary for the practical use and enjoyment of the Premises (including, without limitation, any material portion of the common facilities which provide access to the Premises), or (c) a permanent taking of a material portion of the Premises, or (d) a permanent: taking of a material portion of the common facilities necessary for the practical use and enjoyment of the Premises (including, without limitation, any material portion of the parking areas and/or any common facilities which provide access to the Premises), Tenant may, by notice given to Landlord within 30 days of such casualty or taking, notify Landlord of its desire to terminate this Lease. If such a notice is given, this Lease shall terminate 90 days after such notice is given unless, in the case of (a) or (b) above, within 90 days of the giving of such notice, Landlord delivers to Tenant its certification (a “Landlord’s Restoration Certification”) that the Landlord intends to restore the Premises and the common facilities, as the case may be, to substantially the condition they were in prior to such casualty or taking within 180 days of the event giving rise to such notice (the “Outside Restoration Date”), and in the case of (d) above, the Landlord intends to replace what remains of the common facilities by the Outside Restoration Date so that Tenant will again be able to have the practical use and enjoyment of the Premises to substantially the same extent as prior to such taking. Unless terminated pursuant to the foregoing provision, this Lease shall remain in full force and effect following any damage or taking, subject, however, to the following provisions, and subject further to the additional right of Tenant to terminate this Lease if the restoration of the Premises or the common facilities has not occurred by the Outside Restoration Date (such date being extended by the number of days, not to exceed 90 in the aggregate, specified in a notice or notices given from time to time by Landlord to Tenant prior to the then applicable Outside Restoration Date, of delays in completion attributable to the occurrence of a Force Majeure Event), Tenant may not exercise such additional right to terminate this Lease except within 30 days after the Outside Restoration Date (as so extended by such a notice or notices). Notwithstanding the foregoing, upon the occurrence of a casualty or taking of the nature hereinabove described in clauses (a), (b), (o) or (d), which occurs within the last twelve (12) months of the Term, either party shall have the option to terminate this Lease upon written notice to the other party.

If in any such case the Premises or any portion thereof are rendered unfit for use and occupation or any portion of the common facilities necessary for the practical use and enjoyment of the Premises are unavailable for use and this Lease is not so terminated, Landlord shall use due diligence (following the expiration of the period in which this Lease may be terminated pursuant to the foregoing provisions of this Section 6.1.2), subject to the availability of insurance proceeds and consent of the holders of any mortgages on the Property, Building or both, to restore and put the Premises, and any portion of the common facilities necessary for the practical use and enjoyment of the Premises or in case of a taking what may remain thereof (excluding in case of both damage and taking any stems installed or paid for by Tenant), into proper condition for use and occupation. A just proportion of the fixed rent and additional rent according to the nature and extent of the injury shall be abated from the time of the damage or taking until the Premises or such portion of the common facilities or such remainder shall have been put into proper condition for use and occupation or until termination of this Lease, and in case of a taking which permanently reduces the area of the Premises, a just proportion of the fixed rent and additional rent shall be abated for the remainder of the Term.

8.2 Eminent Domain Damages. Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and Building and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. Nothing contained herein shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any separate award to Tenant for loss or damage to Tenant’s removable personal property or Tenant’s relocation costs.

8.3 Temporary Taking. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 6.1 with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

ARTICLE IX - RIGHTS OF PARTIES HOLDING PRIOR INTERESTS

9.1 Lease Subordinate - Superior. This Lease shall be subject and subordinate to any institutional first mortgage (“Mortgage”) now or hereinafter placed on the Property, the Building, or both, or any portion or portions thereof or interest therein, which are separately and together hereinafter in this Article IX referred to as “the mortgaged premises”, and to each advance made or hereafter to be made under any Mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided, however, that conditioned upon no Event of Default then existing that remains uncured, Landlord shall obtain, at Landlord’s sole cost and expense not to exceed $1,000, a subordination, non-disturbance and attornment agreement from any such mortgagee on Tenant’s behalf in substantially the form attached hereto as Exhibit D. Tenant shall be responsible for any costs imposed by such mortgagee exceeding $1,000.

In the event that any mortgagee or its successor in title shall succeed to the interest of Landlord, then, Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its Landlord. Any claim by Tenant under the Lease against the mortgagee or such successor shall be satisfied solely out of the mortgagee’s or such successor’s interest in. the Premises and Tenant shall not seek recovery against or out of any other assets of mortgagee or such successor. Notwithstanding the foregoing, any mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant. This Section shall be self-operative. Tenant agrees to execute and deliver promptly any appropriate certificates or instruments requested by Landlord or any mortgagee to carry out the subordination and attornment agreements contained in this Section 9.1.

9.2 Rights of Mortgagee to Cure. No act or failure to act on the part of Landlord which would entitle Tenant, under the terms of this Lease or as a matter of law, to be released from Tenant’s obligations hereunder or to terminate this Lease shall result in a release of such obligations or a termination of this Lease unless Tenant first gives written notice of and a specific description of Landlord’s act or failure to act to Landlord’s mortgagees of whom Tenant has been given written notice by Landlord, if any, and such mortgagee fails to cure such default within thirty (30) days after receipt of such notice, However, if such cure reasonably requires more than thirty days to effect, such mortgagee shall have such additional time as is reasonably necessary in the circumstances, including time to take possession of the Property. This section shall not impose any obligation on any such mortgagee. Notwithstanding the foregoing, if Tenant gives a notice under Section 5.7 to Landlord and such mortgagee, mortgagee’s cure period shall be limited to the time period set forth in such Section. Landlord shall, from time to time, notify Tenant as to the identity of Landlord’s mortgagees; provided, however, that Tenant’s execution of estoppel certificates, nondisturbance agreements or similar agreements which identify Landlord’s mortgagee shall be deemed to be notice to Tenant hereunder.

ARTICLE X - MISCELLANEOUS

10.1 Representations by Tenant. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading, Each party represents and warrants to the other party that those persons executing this Lease on its behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon such party in accordance with its terms and upon execution of this Lease, each party shall deliver evidence of such authority to the other parry in form satisfactory to the other party.

10.2 Notices. Any notice required or permitted hereunder shall be in writing, Communications shall be addressed to Landlord at Landlord’s Address and to Tenant at Tenant’s Address, Any communication so addressed shall be deemed duly given when delivered by hand, one day after being sent by Federal Express (or other guaranteed one day delivery service) or three days after being sent by registered or certified mail, return receipt requested, Either party may change its address by giving notice to the other.

10.3 No Waiver or Oral Modification. No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver, No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default. Landlord’s failure to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof, and its failure to enforce any of the Rules and Regulations against Tenant or any other tenant in the Building shall not be deemed a waiver thereof. The receipt by Landlord of any rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach, and the acceptance of any rental payment in any amount less than the full sum due shall not constitute a waiver of any claim to the remaining balance. This Lease may not be changed or amended orally, but only by written instrument.

10.4 Partial Invalidity. If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

10.5 Certain Landlord Remedies. If Tenant, fails to perform any obligation hereunder, Landlord may, upon ten (10) days prior written notice to Tenant (except in the case of emergency in which case no notice shall be required), enter the Premises and perform it on Tenant’s behalf. In so doing, Landlord may make any payment of money or perform any other act. All reasonable out of pocket sums so paid by Landlord, and all incidental costs and expenses, shall be considered additional rent under this Lease and shall be payable to Landlord immediately on demand, together with interest from the date of demand to the date of payment at the “Interest Rate,” For purposes of this Lease, the “Interest Rate” shall mean the lesser of the maximum interest rate permitted by law or three (3) percentage points above the then prevailing prime rate as set by Bank of America in its main office in Boston, MA (or, if such bank ceases to exist, the then largest bank in the Commonwealth of Massachusetts).

10.6 Tenant’s Estoppel Certificate. Within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; (c) the amount of any security deposited with Landlord; and (d) that, to the best of Tenant’s actual knowledge, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (e) such other matters as may be reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against rent; and (3) not more than one month’s Base Rent has been paid in advance. In connection with any Transfer of this Lease or major corporate financing by Tenant, Landlord shall, within twenty (20) days after written request by Tenant, acknowledge and deliver to Tenant a written statement containing substantially similar certifications regarding Tenant to those listed above regarding Landlord (provided that Tenant reimburses Landlord for its reasonable legal and other expenses in connection with such request).

10.7 Waiver of Subrogation. Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage. Each party shall notify its insurers that the foregoing waiver is contained in this Lease. Landlord and Tenant shall cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy,

10.8 All Agreements; No Representations. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

10.9 Brokerage. Each parry represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation other than the “Brokers” identified in Section 1.2 who shall be paid by Landlord pursuant to a separate agreement. Each party shall indemnify the other and hold it harmless from any cost expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of indemnifying party.

10.10 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership; provided further, that Tenant’s right to make a Transfer shall always be governed by Section 6 3 hereof.

10.11 Construction of Document. This Lease shall be construed, governed and enforced according to the laws of the state where the Property is located. In construing this Lease, section headings shall be disregarded. Any recitals herein or riders or exhibits attached hereto are hereby incorporated into this Lease by this reference. Time is of the essence of this Lease and every provision contained herein, The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

10.12 Disputes Provisions.

(a) If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs as part of any award.

(b) Landlord and Tenant hereby waive dial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Premises, and/or claim of injury or damage.

10.13 Surrender. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

10.14 Holdover. If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred fifty (150%) percent of the Rent in effect at the end of the Term, and otherwise subject to the terms and conditions herein specified, so far as applicable, and shall be liable for all damages sustained by Landlord on account of such holding over. This Section shall not operate as a waiver of any right of reentry provided in this Lease, and Landlord’s acceptance of rent after expiration of the Term or earlier termination of this Lease shall not constitute consent to a holdover or result in a renewal. If Tenant fails to surrender the Premises upon the expiration of the Term or earlier termination despite demand by Landlord to do so, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant resulting from such failure.

10.15 Late Payment. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to ascertain.

Therefore, if any Base Rent or other sum due hereunder is not paid within three (3) business days after the due date more than two times in any eighteen (18) month period, Tenant shall pay to Landlord, .as additional rent, the sum of five percent (5%) of the overdue amount as a late charge. The overdue amount, if not received within ten days thereafter, shall also bear interest, as additional rent, at the rate of 1.50% simple interest per month, calculated from the date the late charge becomes due until the date of payment to Landlord. Landlord’s acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount.

10.16 Force Majeure. If Landlord or Tenant is prevented from or delayed in perforating any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party’s reasonable control (collectively, “Force Majeure”), the performance of such act shall be excused for a period equal to the period of prevention or delay. A party’s financial inability to perform its obligations shall in no event constitute Force Majeure. Nothing in this section shall excuse or delay Tenant’s obligation to pay any rent or other charges due under this Lease.

10.17 Limitation On Liability. In consideration of the benefits accruing hereunder, Tenant hereby covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a) The obligations of Landlord under this Lease do not constitute personal obligations of the managers, members, individual partners, directors, officers or shareholders of Landlord or any constituent managers or members of Landlord’s members, and Tenant shall not seek recourse against the managers, members, partners, directors, officers or shareholders of Landlord, or any constituent managers or members of Landlord’s members or any of their personal assets for satisfaction of any liability with respect to this Lease.

(b) Tenant’s sole and exclusive remedy shall be against the Landlord’s interest in the Property and the proceeds, revenue and profits therefrom.

(c) Neither Landlord’s managers or members nor any constituent managers or members of Landlord’s members shall be sued, named as a patty in any suit or action, or served with process therein (except if necessary to secure jurisdiction or otherwise to satisfy a procedural requirement in connection with a suit against Landlord), and neither Landlord’s managers or members nor any constituent managers or members of Landlord’s members shall be required to respond in their respective individual capacity to any service of process.

(d) No judgment will be taken against Landlord’s managers or members nor any constituent managers or members of Landlord’s members, and no writ of execution will be levied against the assets of Landlord’s managers or members nor any constituent managers or members of Landlord’s members.

(e) These covenants and agreements of this Section 10.17 are enforceable both by Landlord and also by Landlord’s managers and members, and any constituent managers or members of Landlord’s members, and shall bind Tenant and its successors and assigns.

10.18 Submission Not An Option. The submission of this Lease or a summary of some or all of its provisions for examination by Tenant does not constitute a reservation of the Premises for Tenant or an offer to lease the Premises to Tenant or the grant of an option for the Premises to Tenant, notwithstanding any contrary provision of statutory or common law.

10.19 Security Deposit. Tenant agrees that the Security Deposit shall be in the form of a letter of credit to be delivered upon the execution of this Lease, the letter of credit shall be an irrevocable letter of credit (the “Letter of Credit”), issued in a form and by a bank approved by Landlord (the “Bank”) in the amount of the Security Deposit, Without limiting the generality of the foregoing, the Letter of Credit shall name Landlord as the beneficiary and provide that it may be negotiated or drawn against upon the furnishing of a statement to the Bank, from an authorized officer or agent of Landlord, that the Letter of Credit is being drawn upon in accordance with the terms of this Lease. Landlord shall hold the Letter of Credit as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed. Landlord shall have the right, from time to time upon an Event of Default that remains uncured, without prejudice to any other remedy Landlord may have on account thereof, to draw upon the Letter of Credit and apply such funds to Landlord’s damages arising from any default on the part of Tenant, in which event Tenant shall restore the balance of the Letter of Credit to the amount required hereunder. Tenant shall maintain the Letter of Credit, or a substitute Letter of Credit from a bank reasonably approved by Landlord, in accordance with the terms hereof, in full force and effect at all times during the entire Term and for a period of thirty (30) days thereafter (the last day of such 30 day period shall be referred to herein as the “Return Date”).

If the Letter of Credit shall expire before the Return Date, Tenant shall replace the Letter of Credit deposited with Landlord by providing Landlord with a substitute Letter of Credit at least thirty (30) days prior (each such 30th day prior being referred to herein as a “Change Date”) to the expiration date of then effective Letter of Credit being held by Landlord, in the applicable amount required hereby, Any failure by Tenant to provide such a substitute Letter of Credit shall be an Event of Default under this Lease for which there shall be no grace period and shall entitle Landlord to draw on all funds available under the Letter of Credit then being held by Landlord as amounts due hereunder and hold the same as security for Tenant’s performance of its obligations under this Lease. The Security Deposit shall not be used by Tenant as a payment of rent due for the final months of the Term.

Except as set forth in the last sentence below, provided that (a) no Event of Default (as defined in Section 7.1) or event that with the passage of time, or the giving of notice, or both, would constitute an Event of Default has occurred or (b) two (2) monetary Events of Default have not occurred within the previously twelve (12) month period, the amount of the Security Deposit shall be reduced to $267,000.00 effective as of the first day of the 37th month after the Commencement Date and to $133,000.00 effective as of the first day of the 61s’ month after the Commencement Date, whereupon, within thirty (30) days following receipt of Tenant’s written request, any portion of the Security Deposit in excess of the respective reduced amounts shall, if held by Landlord in cash, be refunded to Tenant, without interest, or Landlord shall agree to an appropriate replacement or amendment of the Letter of Credit in order to effect such reduction. Notwithstanding the foregoing, if any uncured Event of Default or event that with the passage of time, or the giving of notice, or both, would constitute an Event of Default exists as of such reduction date, except for a monetary Event of Default or default such reduction will occur at such time as the Event of Default or such other uncured default shall have been cured.

10.20 Evidence of Authority. Simultaneously with the execution hereof, Tenant shall deliver to Landlord evidence, satisfactory to Landlord’s counsel, as to the authority of the persons executing this Lease on behalf of Tenant to enter into, execute, deliver and bind Tenant to this Lease.

10.21 Right of First Offer. Tenant shall have a Right of First Offer to lease;

(i) all first floor space in the Building and Suites B-200 and B-210 before and after the initial lease-up of such space, which space is further described as follows:

Floor	RSF	Suite
1	10,854	A-100
1	4,405	A-110
1	10,505	B-100
1	13,386	C-100
2	13,042	B-200
2	1,383	B-210

(ii) any other space in the Building after the initial lease-up of such space (either (i) or (ii), as the case may be, the “Offer Space”), subject to the rights of existing tenants set forth on the attached Exhibit F and subject to the right of Landlord to extend or renew any then current lease (or enter into a new lease with the same tenant even if no extension or renewal rights are contained in said then current lease) for the Offer Space and subject to the following terms and conditions:

(a) After Landlord receives significant interest from any party to lease all or any portion of the Offer Space, Landlord shall notify Tenant in writing (the “Offer Notice”) of the terms and conditions upon which Landlord is willing to lease such space to Tenant, which terms shall include rent at a fair market rate and a term for the Offer Space that is coterminous with the remaining Term of this Lease so long as at least five (5) years remain in the Term as of the proposed commencement date of the term for the Offer Space.

(b) Within seven business days, after the receipt of the Offer Notice, Tenant shall accept or reject the offer stated therein (failure to respond shall be deemed to be a rejection).

(c) If Tenant accepts the offer set forth in the Offer Notice, the parties shall execute an amendment to this Lease to incorporate the Offer Space within the Premises on the terms set forth in the Offer Notice. If Tenant rejects or is deemed to have rejected the offer set forth in the Offer Notice, Landlord shall thereafter have the right to lease the Offer Space to a third party on any terms the Landlord deems advisable for a” net effective rental” not more than 10% more favorable than that offered to Tenant in the Offer Notice. Prior to leasing such Offer Space to a third party for a net effective rent that is at least 10% more favorable than offered to Tenant, Landlord shall first re-offer such Offer Space to Tenant and Tenant shall again have the right to lease such Offer Space as provided above, Landlord may offer renewal options to any party leasing the Offer Space, As used herein, “net effective rental” shall mean the base rent and additional rent, taking into account the Operating Expense Base and Real Estate Tax Base and any allowances, the fair market value of any work to be performed by Landlord at its expense, and other concessions offered by Landlord in connection with such proposed transaction, amortized on a straight line bases over the term for the Offer Space.

(d) If the Offer Notice is provided after the second Lease Year or pertains to space comprising more than 24,000 rentable square feet, and Tenant accepts the offer set forth in the Offer Notice, Tenant shall deliver to Landlord a true and accurate copy of Tenant’s most recent financial statements in form reasonable acceptable to Landlord, Landlord shall have no obligation to perform any tenant improvement work or allowance with respect to any additional space to be leased by Tenant pursuant to this Section or Section 10.22 if Landlord reasonable determines that Tenant does not have sufficient liquidity and capital commensurate with Tenant’s financial obligations pertaining to the expanded premises, Landlord shall notify Tenant of Landlord’s detenuination within five (5) business days after receipt of Tenant’s financial information.

Tenant’s rights under this Section are conditioned upon: (i) no Event of Default (as defined in Section 7.1) existing at the time such option is exercised or at the commencement of the term for the Offer Space, and (ii) Tenant not having assigned this Lease or sublet any portion of the Premises (except as permitted under Section 6.3(b)) and Tenant remaining in occupancy of the Premises.

10.22 Expansion Space. Notwithstanding the provisions of Section 10.21 above, if Tenant elects to lease additional space in the Building and the amendment to this Lease memorializing the expansion of the Premises stipulates a commencement date before April 1, 2014, Tenant shall have the right to lease such expansion space upon the same terms and conditions of this Lease with the exception that Landlord shall fund a tenant improvement allowance equal to the Landlord’s Contribution prorated based on the amount of term remaining as of the commencement date for the expansion space, If Tenant elects to lease additional space pursuant to this Section, the provisions of Section 10.21(d) shall apply. Tenant’s rights under this Section are conditioned upon: (i) no Event of Default (as defined in Section 7.1) existing at the time such option is exercised or at the commencement of the term for the Offer Space, and (ii) Tenant not having assigned this Lease or sublet any portion of the Premises (except as permitted under Section 6.3(b)) and Tenant remaining in occupancy of the Premises.

10.23 Option to Extend. Provided that (i) no Event of Default (as defined in Section 7.1) shall exist at the time such option is exercised or at the commencement of the applicable Extension Term, and (ii) Tenant remains in occupancy of the Premises, Tenant may elect to extend the Term of this Lease for two (2) additional periods of five (5) years each (each, an “Extension Term”), by giving Landlord notice of such election no sooner than fifteen (15) months earlier than and no later than twelve (12) months prior to the Expiration Date of the original term, or the first. Extension Term, as the case may be. Such extension shall be upon the terms, covenants, and conditions contained in this Lease except that, during the second Extension Term Tenant shall have no further right to extend the Lease Term and except that the Base Rent for each Extension Term shall be at fair market rent for comparable space in comparable properties in the Greater Boston area and not less than the then current Base Rent in effect during the last year of the original term, or the first Extension Term, as the case may be.

If Landlord and Tenant are unable to agree on the amount of such fair market rent by the date that is thirty (30) days after the date of Tenant’s election notice based on rental rates and terms for comparable space in the Greater Boston area, then Landlord shall promptly specify in writing the rent (the ‘Landlord’s Rental Rate”) at which Landlord is willing to lease the Premises for the Extension Term and Tenant shall promptly specify in writing the rent (the “Tenant’s Rental Rate”) which Tenant is willing to pay for the Premises for the Extension Term and the amount of the fair market rent shall be established by appraisal in the following manner. The Landlord and Tenant shall so appointed shall determine the fair market rent within thirty days of Tenant’s election notice. If such appraisers are unable to agree on the amount of such fair market rent within such 30-day period, they shall appoint a third appraiser within ten (10) days of the expiration of such period, who shall be instructed to select, as between the rents chosen by the two appraisers, the rent that is closest to the third appraiser’s estimate of Fair Market Rent, The fair market rent shall be the amount so selected by the third appraiser and shall be conclusive on the Landlord and Tenant.

Each party shall bear the cost of its appraiser, and the cost of the third appraiser shall be split equally between parties, The third appraiser’s estimate shall be based on the data supplied and used by the original two appraisers and the findings made by the third appraiser shall be set forth in writing.

10.24 Intentionally Omitted.

10.25 Notice of Lease. Tenant agrees not to record this Lease, but upon request of either party, both parties shall execute and deliver a notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.

(SIGNATURES APPEAR ON NEXT PAGE)

EXECUTED as a sealed instrument in two or more counterparts on the day midyear first above written.

LANDLORD:

FARLEY WHITE AETNA MILLS, LLC

Date: 11/15/12	By:	/s/ Roger W. Altreuter
Roger W. Altreuter, Manager

TENANT:

MIMECAST NORTH AMERICA, INC.

Date: 11/11/12	By:	/s/ Peter Campbell
	Name:	Peter Campbell
	Title:	CFO

EXHIBIT A

PLAN OF PROPERTY, INCLUDING LAYOUT PLAN

SHOWING REMOVAL OF LAND FROM PROPERTY

EXHIBIT A

EXHIBIT A

"Layout Plan Showing Removal of Land from Property"

STANLEY AVENUE
GREEN RIVER WAY

PLEASANT STREET
BRIDGE STREET
SEE SHEET 2 OF 5
LOT AREA
NOTES:
SURVEYOR'S CERTIFICATION
ALTA/ACSM LAND TITLE SURVEY
WATERTOWN, MA
(MIDDLESEX COUNTY)

SEE SHEET 3 OF 5
PLEASANT STREET
SEE SHEET 1 OF 5
SURVEYOR'S CERTIFICATION
ALTA/ACSM LAND TITLE SURVEY

EXHIBIT A-1

PLAN OF PREMISES

The Premises consists of a portion of the first (1st) floor as shown on the attached Plan.

EXHIBIT B

DESCRIPTION OF BASE BUILDING WORK

EXHIBIT B

GENERAL NOTES:

•	All companies providing proposals for the following work to be performed at the single story building at 480 Pleasant Street, Watertown MA are required to visit the proposed jobsite and include acknowledgement in their proposals or bids that they have visited the jobsite and were able to determine the full extent of the work required.

DEMOLITION SCOPE:

Exterior

•	Demolition subcontractor shall remove the cement masonry block infill’s in a total of:

•	Eight (8) infilled window openings at the West Elevation of the single story building at 5 Bridge Street.

•	Seven (7) infilled window openings at the South Elevation of the single story building at 5 Bridge Street.

•	Four (4) infilled window openings at the East Elevation of the single story building at 5 Bridge Street.

•	Demolition subcontractor shall protect the landscape and hardscape at the building exterior during the exterior demolition work.

•	Demolition subcontractor shall dispose of all demolition materials in an offsite approved disposal site.

Interior

•	Demolition subcontractor shall provide barricades and dust partitions as required to keep adjacent occupied areas free from dust and debris.

•	Demolition subcontractor shall be responsible for the removal and proper disposal of all demolition materials in an approved disposal site.

•	Demolition subcontractor shall remove and dispose of:

•	All ceiling materials including but not limited to ceiling tile, ceiling grid, ceiling edge moldings, ceiling grid hangers and wires.

•	All electrical wiring, devices, fixtures and apparatus (Electrician shall make safe all light fixtures, lighting circuits and power circuits prior to demolition of all electrical wiring, devices, fixtures and apparatus) shall be removed and disposed of by the demolition subcontractor, o All existing flooring materials. Work shall include scraping all flooring adhesives, and subflooring to leave a smooth concrete floor surface.

•	HVAC ductwork, piping, Insulation, HVAC equipment and hangers. (HVAC work to be removed will be disconnected and rendered suitable for removal and clearly identified and/or marked for removal by others). The demolition subcontractor will be responsible to cut and drop all HVAC work to the floor and remove it offsite.

•	All nonbearing drywall partitions, doors, partition insulation and any door and window opening frames within the walls to be moved.

•	All drywall and drywall studs or furring channels at the existing masonry (load bearing and fire separation partitions).

•	All structure components and finishes in the area that was used as a clean room.

•	Remove and dispose of all existing plumbing fixtures, plumbing trim, piping, insulation, and hangers. (All fixtures will be cut loose and properly capped by others prior to demolition.

•	Remove all millwork, wood trim, wood structures within the defined work area.

•	Remove all ceramic, or other hard tile surfaces and tile setting beds or materials within the defined work area.

MASONRY

•	At South elevation rebuild masonry knee wall and install one granite sill at the opening one widow opening east of the existing overhead door to match adjacent window openings to receive new window unit.

ROUGH CARPENTRY

•	Provide all labor materials tools and equipment to furnish and install blocking at the exterior window openings as required to install new aluminum window frames.

•	Provide all labor materials tools and equipment to furnish and install temporary protection at exterior window openings to maintain building security and building environmental conditions during the removal process of the masonry infill, during the exterior window frame installation and the window glass installation.

CAULKING

•	Provide all labor, material tools and equipment to properly furnish and install the perimeter caulking at all exterior window and door openings.

GLASS & GLAZING SCOPE:

Windows

•	The Glass & Glazing subcontractor shall provide all labor, materials tools and equipment to furnish and install:

•	Either new glass in existing aluminum window frames or:

•	New aluminum window frames and insulated glass in selected window openings at the single story structure at 480 Pleasant Street, Watertown MA. Frames shall be a front set / glazed system in a medium bronze finish.

•	Window openings to be included in this scope of work to receive new glass in existing frames are:

•	Glaze four (4) window units approximately 3 feet in width and 6 feet in height, at the west elevation of the singe story structure. The aluminum window frames exist. Work includes removal of existing materials in the existing window frames and installing new 1 inch bronze tinted insulating glass to match existing glass in adjacent openings.

•	Glaze the top portion of four (4) window units approximately 8 feet in width and 10 feet in height, at the south elevation of the single story structure. The aluminum window frames exist. The lower sections or lights of the existing frames have glass installed. Work includes removal of existing materials in the existing upper portion of the existing window frames and installing new 1 inch bronze tinted insulating glass to match existing glass in the lower lights.

•	Glaze the top portion of four (4) window units that are approximately 8 feet in width and 10 feet in height, at the east elevation of the single story structure. The aluminum window frames exist. The lower sections or lights of the existing frames have glass installed. Work includes removal of existing materials.in the existing upper portion of the existing window frames and installing new 1 inch bronze tinted insulating glass to match existing glass in the lower lights.

•	Window openings to be included in this scope of work that are to receive new aluminum frames to match existing adjacent window openings and new glass are:

•	Seven (7) window units approximately 8 feet in width and 10 feet in height, at the west elevation of the single story structure. Work includes removal of temporary window protection, and installing new aluminum window frames, 1 inch tinted insulating glass to match existing glass in adjacent openings.

•	Seven (7) window units approximately 8 feet in width and 10 feet in height, at the south elevation of the single story structure. Work includes removal of temporary window protection, and installing new aluminum window frames, 1 inch tinted insulating glass to match existing glass in adjacent openings. One opening will include two 3080 aluminum doors in a storefront system to match the adjacent openings. One opening will include one 3080 door.

•	Three (3) window units approximately 8 feet in width and 10 feet in height, at the East elevation of the single story structure. Work includes removal of temporary window protection, and installing new aluminum window frames, 1 inch tinted insulating glass to match existing glass in adjacent openings.

Entry Door & Vestibule

•	The Glass & Glazing subcontractor shall provide all labor, materials tools and equipment to furnish and install:

•	One (1) aluminum and glass 3‘-0” by 8‘-0” entry door with panic hardware and a door closer. Door to be fabricated to fit into an existing widow opening at the northern end of the west elevation. Glass to be tinted 1/4” tempered safety glass.

•	Furnish and install one aluminum framed glass / aluminum interior entrance vestibule with a 3’-0” x 8’-0” aluminum and glass interior door with a push pull and a door closer. Vestibule and interior door to be glazed with tempered safety glass.

•	One (1) aluminum and glass3’-0” by 8’-0” entry door with panic hardware and a door closer. Door to be fabricated to fit into an existing masonry opening on the south side of the building.

•	Security access hardware to be provided by others. Not included.

PLUMBING

•	Provide all labor, materials, tools, equipment and required permits to disconnect all plumbing fixtures within the defined work space.

•	Cut and cap all domestic water lines, sanitary sewer lines, vents and gas lines as required for the demolition of the work defined herein and in the demolition scope.

HVAC

•	Provide all required labor, materials tools and equipment to disconnect and clearly mark to identify all HVAC systems components that are to be removed and disposed of by the demolition subcontractor as defined herein under the “demolition scope”.

•	Furnish and install a new “steam to hot water heat exchanger” and all required equipment, piping and controls to furnish and install a hot water perimeter baseboard system at the exterior perimeter of the defined tenant work area.

•	Furnish and install a hot water duplex pump system and associated controls.

•	Furnish and install an exterior hot water base board heating system, including hot water control valves and all pipe insulation.

•	Furnish and install all steam piping, valves, pipe insulation etc. for the steam side of the heat exchanger system to the existing boiler.

•	Furnish and install a condensate pump and condensate system for the heat exchanger.

•	Furnish and install 75 tons of new packaged roof top equipment, Equipment shall be gas fired air conditioning units to replace the existing roof top units. Equipment shall be Trane or approved equal and shall be purchased with bacnet capabilities. Unit shall have:

•	Economizer with Dual Enthalpy.

•	Stainless steel Heat exchanger.

•	Non fused Disconnect.

•	An EER of no greater than 12.0.

•	This scope shall include new roof top curbs or adapter curbs as required. The following associated work shall be included as part of this scope.

•	All gas piping for the new roof top units.

•	The proper evacuation of the existing units.

•	The rigging to remove the existing units.

•	The disposal of the existing units.

•	The rigging required to install the new units.

ELECTRICAL

•	Provide all labor, materials, tools and equipment make safe all electrical system components to assure an OSFIA compliant work place for the demolition of the work place as defined herein under the “Demolition Scope”.

•	Furnish and install temporary lighting and power as required to perform the work herein defined for all trades.

•	Provide all power wiring for the new work and equipment defined herein under the HVAC section above.

EXHIBIT C

CLEANING SERVICES

I. CLEANING

A.	Office Area

Daily: (Monday through Friday 6:00-10:00 p.m.; holidays excepted).

1.	Empty and clean all waste receptacles and ash trays and remove waste materials from the premises; wash receptacles as necessary.

2.	Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3.	Vacuum all rugs and carpeted areas.

4.	Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

5.	Wash clean all water fountains.

6.	Remove and dust under all desk equipment and telephone and replace same,

7.	Wipe clean all brass and other bright work.

8.	Hand dust all grill work within normal reach.

9.	Upon completion of cleaning, all lights will be turned off and doors locked, leaving the premises in an orderly condition.

Quarterly:

Dusting not reached in daily cleaning to include:.

a.	Dusting all pictures, frames, charts, graphs, and similar wall hangings.

b.	Dusting all vertical surfaces, such as walls, partitions, doors, and ducts.

c.	Dusting of all pipes, ducts, and high moldings.

d.	Dusting of all Venetian blinds.

B.	Lavatories (Common Area)

Daily: (Monday through Friday, inclusive; holidays excepted).

1.	Sweep and damp mop floors.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping, and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wash all basins, bowls, and urinals.

5	Dust and clean all powder room, fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished to landlord.

9.	A sanitizing solution will be used in all lavatory cleaning.

Monthly:

1.	Machine scrub lavatory floors.
2.	Wash all partitions and tile walls in lavatories.

C.	Main Lobby, Elevators, Building Exterior, and Corridors.

Daily: (Monday through Friday, inclusive, holidays excepted).

1.	Sweep and wash all floors,

2.	Wash all rubber mats.

3.	Clean elevators, wash or vacuum floors, wipe down walls and doors,

4.	Spot clean any metal work inside lobby.

5.	Spot clean any metal work surrounding building entrance doors,

D.	Tenant requiring services in excess of those described above shall request same through landlord, at the Tenant’s expense.

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Recording Requested By and

When Recorded Mail To:

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

EASTERN BANK, a Massachusetts bank (“Lender”), has made a loan (“Loan”) to FARLEY WHITE AETNA MILLS, LLC, a Massachusetts limited liability company (“Landlord”), secured by a Mortgage and Security Agreement (“Mortgage”) on the property commonly known as Riverworks and located at 480 Pleasant Street, Watertown, Massachusetts (“Property”), recorded with the Middlesex County South District Registry of Deeds in Book 58092, Page 401.

MIMECAST NORTH AMERICA, INC, a Delaware corporation (“Tenant”) has entered into a Lease dated as of November 12,2012 (“Lease”) with Landlord pertaining to a portion of the Property (“Leased Premises”). Tenant has requested the assurance from Lender that so long as Tenant is not in default under the Lease, Lender will not disturb Tenant’s possession of the Leased Premises in the event of foreclosure of the Mortgage, Lender is willing to provide that assurance if Tenant will provide the assurances set forth in this Agreement. Tenant understands that Lender will rely on the assurances and statements made in this agreement.

NOW, THEREFORE, Lender and Tenant agree as follows:

1. Subordination. Tenant agrees that the Lease, and all rights of Tenant in, to and under the Lease and the Property, are hereby unconditionally subordinated, and shall remain unconditionally subordinate, to the lien of the Mortgage and any and all other instruments held by Lender as security for the Loan, and to any and all renewals, modifications and extensions thereof.

2. Tenant Not To Be Disturbed. Lender agrees that, so long as Tenant is not in default under the Lease (beyond any period given Tenant by the terms of the Lease to cure such default):

(a)	Tenant’s possession of the Leased Premises and Tenant’s other rights under the Lease shall not be disturbed by Lender in any foreclosure or other proceedings brought to enforce the Mortgage or by any deed in lieu of foreclosure.

(b)	Lender will not join Tenant as a party defendant in any action or proceeding foreclosing the Mortgage unless such joinder is necessary to foreclose the Mortgage, and then only for such purpose and not for the purpose of terminating the Lease.

3. Tenant To Attorn To Lender. If Lender becomes the owner of the Property by reason of foreclosure or other proceedings brought to enforce the Mortgage or by deed in lieu of foreclosure, the Lease shall continue in full force and effect as if Lender were the original Landlord and Tenant hereby attorns to Lender as Tenant’s lessor, except Lender shall not be:

(a)	liable for any act or omission of a prior lessor (including the Landlord), except to the extent any default of a prior Lessor is continuing and uncured; or

(b)	subject to any offset, counterclaims, or defenses which the Tenant might have against any prior lessor (including the Landlord); or

(c)	bound by any rent or additional rent which the Tenant might have paid more than thirty (30) days in advance to any prior lessor (including the Landlord); or

(d)	bound by any security deposit which Tenant may have paid to any prior lessor(including the Landlord), unless such deposit is in an escrow fund available to the Lender or otherwise paid to or available to Lender; or

(e)	bound by any agreement or modification of the Lease made without the consent of the Lender (other than any amendment made pursuant to an express provision of the Lease); or

(f)	bound by any notice of termination given by any prior lessor (including the Landlord) without the Lender’s written consent thereto; or

(g)	bound with respect to breaches under the Lease other than those occurring during the Lender’s possession of the Leased Premises or ownership of the landlord’s interest in the Leased Premises for recovery of any judgment from the Lender, it being specifically agreed that neither the Lender nor anyone claiming under the Lender shall ever be personally liable for any such judgment; or

(h)	liable for any fact or circumstance or condition to the extent existing or arising prior to the Lender’s (or any purchaser’s) succession to the interest of the Landlord under the Lease and such mortgagee or such purchaser further shall not be liable except during that period of time, if any, in which the Lender or purchaser and Tenant are in privity of estate; or

(i)	bound by any provision in the Lease which obligates the Landlord, as a condition to the commencement date of the Lease or otherwise as part of the initial improvements to the Building and/or Leased Premises, to erect or complete any building or to perform any construction work or to make any improvements to the Leased Premises or any parts thereof.

If Lender becomes the owner of the Property and thereafter sells or otherwise transfers its interest in the Property, Lender shall have no liability with respect to obligations of the lessor under the Lease which arise following the sale or other transfer of the Property by Lender.

4. Third-Party Owner. If someone acquires the Property through Lender, whether at a trustee or foreclosure sale or otherwise, that person shall have the same rights and obligations to continue the Lease with Tenant as Lender would have under this agreement.

5. Purchase Options. Any option to purchase, right of first refusal, or other right that Tenant has to acquire the fee interest in all or any of the Property is set forth in the Lease. Tenant agrees that, under paragraph 1 above, any such option or right is hereby made subject and subordinate to the lien of the Mortgage and any and all other instruments held by Lender as security for the Loan, and to any and all renewals, modifications and extensions thereof.

6. Covenants of Tenant. Tenant covenants as follows;

(a) Tenant shall pay to Lender all rent and other payments otherwise payable to Landlord under the Lease upon written demand from Lender whether or not Lender has made entry or become a mortgagee-in-possession pursuant to the Mortgage or any assignment of the Lease and shall continue to do so until otherwise notified in writing by the Lender, By its signature below, Landlord consents to Tenant’s payment of rent to Lender upon Lender’s written demand, agrees that Tenant may rely solely upon Lender’s written demand regardless of any dispute between Landlord and Tenant, and releases and discharges Tenant from all liability to Landlord for any payment of rent made as instructed by Lender In writing.

(b) Tenant shall not subordinate its rights under the Lease to any other mortgage, deed of trust or other security instrument without the prior written consent of Lender.

(c) Tenant shall notify Lender if Landlord is in default under the Lease and will give Lender notice and opportunity to cure as provided in Section 9.2 of the Lease.

7. Assignment of Lease. Tenant understands that Landlord’s interest in the Lease has been assigned to Lender in connection with the Loan. Until Lender becomes owner of the Property, however, Lender assumes no duty, liability or obligation to Tenant under the Lease.

8. Costs and Attorneys’ Fees. In the event of any claim or dispute arising out of this agreement, the party that substantially prevails shall be awarded, in addition to all other relief, all attorneys’ fees and other costs and expenses incurred in connection with the claim or dispute, including without limitation those fees, costs and expenses incurred before, during or after suit, in any arbitration, in any appeal, in any proceedings under any present or future bankruptcy act or state receivership, and in any post-judgment proceedings.

9. Notices. Any notices under this agreement shall be in writing and shall be personally delivered or mailed, postage prepaid, certified or registered mail, return receipt requested. Any notice sent to a party shall be sent to the party at its address below its signature hereon. Each mailed notice shall be deemed given three (3) days after its postmark. Any party may change its address by notice to the other parties.

10. Miscellaneous. This agreement may not be modified except in a writing executed by the parties or their successors in interest, This agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, administrators, representatives, successors, and assigns, This agreement may be executed in counterparts, in which case all originals together shall constitute a single instrument

DATED this      day of              200  .

“LENDER”

EASTERN BANK

By:
Alexander W. Schmidt, Senior Vice President

265 Franklin Street
Boston, MA 02110

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss	November 2012

Then personally appeared the above-named Alexander W. Schmidt, Senior Vice President of Eastern Bank, and acknowledged the foregoing to be his free act and deed and the free act and deed of Eastern Bank, before me.

Notary Public
My Commission Expires:

“TENANT”

Address:

[INSERT TENANT ACKNOWLEDGMENT]

CONSENTED AND AGREED TO this      day of             , 200  .

“LANDLORD”

Address:

[INSERT LANDLORD ACKNOWLEDGMENT]

EXHIBIT E

PLAN SHOWING TENANTS ENTRANCE SIGNAGE

EXHIBIT F

EXPANSION RIGHTS OF EXISTING TENANTS

EXHIBIT G

PLAN SHOWING INITIAL TENANT IMPROVEMENTS